                                                                     EXHIBIT 5.1

                                 June 18, 1999


Ramp Networks, Inc.
3100 De La Cruz
Santa Clara, CA  95054

     Registration Statement on Form S-1
     (File No. 333-76463)
     ----------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 333-76463) filed by you, Ramp Networks, Inc., with the Securities and Exchange Commission (the "Registration Statement") on April 16, 1999, and as amended by Amendment Nos. 1, 2, 3 and 4 to the Registration Statement filed April 27, 1999, May 25, 1999, June 14, 1999 and June 18, 1999, respectively, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that, assuming effectiveness of the Registration Statement, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We are admitted to practice law only in the State of California and accordingly, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of California, the General Corporation Law of the State of Delaware, and the federal securities laws of the United States. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

     Sincerely,

     VENTURE LAW GROUP
     A Professional Corporation


     /s/ VENTURE LAW GROUP